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                                                                    EXHIBIT 10.2

                      SERIES B CONVERTIBLE PREFERRED STOCK
                               PURCHASE AGREEMENT

                                 by and between

                             HIGH SPEED ACCESS CORP.

                                       and

                           BROADBAND SOLUTIONS II, LLC



                                September 1, 1998


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                      SERIES B CONVERTIBLE PREFERRED STOCK
                               PURCHASE AGREEMENT


                  THIS SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 1st day of September, 1998, by and between HIGH SPEED ACCESS CORP., a Delaware corporation ("Company"), and BROADBAND SOLUTIONS II, LLC, a Kentucky limited liability company ("Investor").

                  WITNESSETH:

                  Company desires to sell and issue, and Investor desires to purchase and acquire, up to 2,000,000 shares of Company's authorized but unissued Series B Convertible Preferred Stock ("Series B Preferred Stock"), upon the terms and subject to the conditions contained herein.

                  NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained, and intending to be legally bound, Company and Investor agree as follows:

         1.       Sale and Issuance of Series B Convertible Preferred Stock.

                  1.1 Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) a Certificate of Amendment to the Certificate of Incorporation of the Company in the form attached hereto as Exhibit A (the "Certificate of Amendment"). The Series B Preferred Stock will have the rights, preferences and privileges and restrictions set forth in the Certificate of Amendment.

                  1.2 Subject to the terms and conditions of this Agreement, Investor agrees to purchase from Company, and Company agrees to sell, issue and deliver to Investor up to 2,000,000 shares of Series B Preferred Stock for an aggregate purchase price of Five Million Dollars ($5,000,000). At the Closing (as defined in Section 2), Investor shall purchase, and Company shall sell, issue and deliver to Investor, 600,000 shares of Series B Preferred Stock at a price of Two Dollars and Fifty Cents ($2.50) per share, resulting in a total purchase price at the Closing of One Million Five Hundred Thousand Dollars ($1,500,000). At any time and from time to time after the Closing, at the option of Company, evidenced by a resolution of its Board of Directors and upon ten
(10) days prior written notice given by Company to Investor (unless waived in writing by Investor), Investor agrees to purchase from Company and Company agrees to sell, issue and deliver to Investor, up to 1,400,000 shares of Series B Preferred Stock at a price of Two Dollars and Fifty Cents ($2.50) per share, resulting in a total purchase price of Three Million Five Hundred Thousand Dollars ($3,500,000) in the aggregate for such shares of Series B Preferred Stock (the "Post Closing Capital Calls"). There may be one or more Post Closing Capital Calls, provided that pursuant thereto Investor shall be, under no circumstances, obligated to purchase more than 1,400,000 shares of Series B Preferred Stock in the aggregate.



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         2. Closing. The closing of the transactions contemplated by this
Agreement (the "Closing") shall take place at 10:00 a.m. on September 1, 1998, at the offices of Wyatt, Tarrant & Combs, 2800 Citizens Plaza, Louisville, Kentucky, or at such other time, date, or place as shall be mutually agreed upon by the parties hereto in writing (the "Closing Date"). Each of the Post Closing Capital Calls, if any, shall be consummated at Company's option as contemplated by Section 1.2 above by delivery of certificates representing the shares of Series B Preferred Stock Investor is purchasing against payment of the purchase price therefor in immediately available funds.

         3.       Closing Items.

                  3.1 At the Closing, Company shall deliver, or cause to be delivered, the following items:

                           [a] The Certificate of Amendment, certified by the Delaware Secretary of State;

                           [b] the Bylaws of Company ("Bylaws"), certified as to their due adoption and continued validity by the Secretary of Company;

                           [c] resolutions of the Board of Directors of Company authorizing the execution, delivery and consummation of this Agreement, the issuance of the shares of Series B Preferred Stock, and the other matters contemplated hereby, certified as to their due adoption and continued validity by the Secretary of Company;

                           [d] resolutions of the shareholders of Company authorizing the Certificate of Amendment, certified as to their due adoption and continued validity by the Secretary of Company;

                           [e] a waiver by Company=s common shareholders of the subscription rights provided in the Shareholders Agreement dated as of April 3, 1998 among Company and its shareholders, in form and substance satisfactory to Investor;

                           [f] the Amended and Restated Registration Rights Agreement in the form attached hereto as Exhibit B (the "Registration Rights Agreement");

                           [g] the Amended and Restated Shareholders Agreement in the form attached hereto as Exhibit C (the "Shareholders Agreement"); and

                           [h] certificates representing the shares of Series B Preferred Stock that Investor is purchasing against payment of the purchase price therefor in immediately available funds.


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                  3.2 At the Closing, Investor shall deliver, or cause to be delivered, to Company, One Million Five Hundred Thousand Dollars ($1,500,000) in immediately available funds, and shall execute and deliver the Registration Rights Agreement and the Shareholders Agreement.

         4. Further Assurances. Each party shall execute such additional documents and take such other actions as the other party or parties may reasonably request to consummate the transactions contemplated hereby and otherwise as may be necessary to effectively carry out the terms and provisions of this Agreement.

         5. Representations and Warranties of Company. Except as set forth in the disclosure letter dated the date hereof delivered to Investor (the "Disclosure Letter"), Company represents and warrants to Investor, as of the date hereof and as of the date of each issuance of Series B Preferred Stock to Investor pursuant to Post Closing Capital Calls, as follows:

                  5.1 Corporate Standing. Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted, to execute, deliver and perform this Agreement, and any other agreement to which Company is a party, the execution and delivery of which is contemplated hereby (the "Ancillary Agreements"). Company is duly qualified and is authorized to transact business and is in good standing as to foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, properties, prospects or financial condition. Every jurisdiction where the Company is qualified as a foreign corporation to transact business is listed in Section 5.1 of the Disclosure Letter. True and accurate copies of the certificate of incorporation, and all amendments thereto, bylaws (and all amendments thereto) and minute book (containing the records of all meetings and written consents of the stockholders, the board of directors and any committees of the board of directors) of Company have previously been delivered or made available to Investors.

                  5.2 Authorization. The execution and delivery of this Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the Certificates of Amendment attached hereto as Exhibits A and B, respectively), have been duly authorized by all necessary corporate action on the part of Company. Each of this Agreement and any Ancillary Agreement has been duly executed and delivered by Company and constitutes the legal, valid and binding obligation of Company enforceable against it in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally or (ii) general principals of equity (regardless of whether an enforceability is considered in a proceeding at law or in equity).

                  5.3 Capitalization. As of the Closing Date, the authorized capital stock of Company consists of [i] 11,900,000 Common Shares with $.01 par value per share ("Common Shares"), of which at the date hereof 4,000,000 shares are validly issued and outstanding, fully paid


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and nonassessable and owned, beneficially and of record, as set forth in Section
5.3 of the Disclosure Letter, [ii] 5,000,000 shares of Series A Convertible Preferred Shares, $.01 par value per share ("Series A Preferred Stock"), of which at the date hereof 5,000,000 shares are validly issued and outstanding and fully paid and nonassessable and owned, beneficially and of record, by Investor, and [iii] 2,000,000 shares of Series B Preferred Shares, none of which is outstanding at the date hereof and all of which are to be sold pursuant to this Agreement. 5,000,000 Common Shares have been duly and validly reserved for issuance upon conversion of the Series A Preferred Stock, 2,000,000 Common
Shares have been duly and validly reserved for issuance upon conversion of the Series B Preferred Stock and 900,000 Common Shares have been duly and validly reserved for issuance under Company's 1998 Stock Option Plan. Except as set forth in Section 5.3 of the Disclosure Letter, there are outstanding no subscriptions, options, warrants, calls, commitments or rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements or agreements of any character relating to shares of Company's capital stock or the Series B Preferred Stock to be issued hereunder or any instruments that can be converted into shares of Company's capital stock or the Series B Preferred Stock to be issued hereunder. None of the shares of Company's capital stock have been issued in violation of any preemptive right. All issuances, transfers or purchases of the capital stock of Company have been in compliance with all applicable agreements and all applicable laws, including federal and state securities laws, and all taxes thereon, if any, have been paid. No former or present holder of any of the shares of capital stock of Company has any legally cognizable claim against Company based on any issuance, sale, purchase, redemption or involvement in any transfer of any shares of capital stock by Company. Except as set forth in Section 5.3 of the Disclosure Letter and for obligations of Company to redeem Series B Preferred Shares, as contemplated by Section 9.1 of this Agreement, there are no contractual obligations of Company to repurchase, redeem or otherwise acquire any shares of capital stock of Company. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of Company may vote are issued or outstanding. Company is not a party or subject to any agreement or understanding, and, to Company's best knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by any director of Company.

                  5.4 Validly Issued Shares; Securities Exemption. The shares of Series B Preferred Stock to be issued, sold and delivered in accordance with the terms of this Agreement for the consideration set out herein will, upon issuance in accordance with the terms hereof, be duly and validly issued, fully paid and nonassessable, free of restrictions on transfer other than restrictions on transfer under this Agreement, the Shareholders Agreement dated as of April 3, 1998 among Company, Investor and the other shareholders of Company (the "Shareholders Agreement"), and under applicable federal and state securities laws. The issuance of the Series B Preferred Stock to Investors pursuant to this Agreement will comply with all applicable laws, including federal and state securities laws, and will not violate the preemptive rights of any person. Without limiting the immediately preceding sentence, the Company has not made a general solicitation of the public in connection with the offering and sale of the shares of Series B Preferred Stock to be issued hereunder. Moreover, the Company believes that the offering and sale of the Series B Preferred



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Stock to be issued hereunder will not be integrated with any previous securities offerings made by the Company. The Common Shares issuable upon conversion of the Series B Preferred Stock being purchased under this Agreement will be, upon issuance and delivery in accordance with the terms of the Articles of Amendment, duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and the Shareholders Agreement and under applicable federal and state securities laws. The issuance of the Common Shares upon conversion of the Series B Preferred
Stock will comply with all applicable laws, including federal and state securities laws (assuming the accuracy of the representations set forth in Sections 6.2 through 6.5 of this Agreement as of the date of issuance of such Common Shares), and will not violate the preemptive rights of any person.

                  5.5 No Conflict. The execution and delivery of this Agreement and any Ancillary Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of the Certificate of Incorporation of Company, as amended, or Bylaws, or result in any Violation of any material lease, agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or Company's properties or assets.

                  5.6 Contracts and Other Commitments; Compliance. Except as set forth in Section 5.6 of the Disclosure Letter, Company does not have and is not bound by any material contract, agreement, lease, loan, commitment or proposed transaction, or any judgment, order, writ or decree. No event or condition has occurred or exists, or, to the knowledge of Company, is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, a default or breach under any of the contracts or other items listed in Section 5.6 of the Disclosure Letter (the "Contracts"), which default is reasonably likely to result in a material adverse change in the financial condition, results of operation or business of Company. Company is not in violation or default of any provision of its Certificate of Incorporation or Bylaws or in any respect of any provision of any Contract.

                  5.7 Subsidiaries. Except as set forth in Section 5.7 of the Disclosure Letter, Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity. Company is not a participant in any joint venture, partnership or similar arrangement.

                  5.8 Consents. No consent, approval, qualification, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party is required by or with respect to Company in connection with the execution and delivery of this Agreement, or the consummation by Company of the transactions contemplated hereby, which has not already been


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obtained, except for notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), or such post closing filings as may be required under applicable state securities laws which will be timely filed within the applicable periods therefor.

                  5.9 Financial Statements. The Company=s unaudited balance sheet as of June 30, 1998, and the related statement of income for the period April 3, 1998 through June 30, 1998 (the "Financial Statements"), are set forth in Section 5.9 of the Disclosure Letter. The Financial Statements present fairly the financial condition of the Company as of June 30, 1998 and the related results of operations for the period then ended. Absent the funding contemplated by this Agreement, the Company expects to be unable to meet its obligations in ordinary course of business beyond August 31, 1998. The Company has incurred and continues to incur substantial net operating losses, and expects to continue to incur substantial net operating losses for the foreseeable future as it increases its capital and operating expenditures to expand its operations and base of customers in its existing and future market areas.

                  5.10 Indebtedness for Borrowed Money; No Undisclosed Liabilities. Except as set forth in Section 5.10 of the Disclosure Letter and the Financial Statements, Company has no direct or indirect indebtedness for borrowed money, indebtedness by way of lease-purchase arrangements, guarantees, undertakings, chattel mortgages or other security arrangements with any bank, financial institution or other third party. Except as and to the extent reflected and adequately reserved against in the Financial Statements or incurred in the ordinary course of business since the date of the Financial Statements, as of the Closing Date, Company will not have any liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise.

                  5.11 Absence of Changes. Except as set forth in Section 5.11 of the Disclosure Letter, since June 30, 1998, there has not been:

                  [a] any change in the assets, liabilities, financial condition or operating results of Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

                  [b] any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, prospects, or financial condition of Company (as such business is presently conducted and as it is presently proposed to be conducted);

                  [c] any waiver or compromise by Company of a valuable right or of a material debt owed to it;

                  [d] any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Company, except in the ordinary course of business and that is not


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         material to the business, properties, or financial condition of
         Company (as such business is presently conducted and as it is presently proposed to be conducted);

                  [e] any material change to a material contract or arrangement by which Company or any of its assets is bound or subject;

                  [f] any material change in any compensation arrangement or agreement with any employee or officer;

                  [g] any sale, assignment, or transfer of any intangible assets;

                  [h] any resignation or termination of employment of any key officer of Company (and Company does not know of any impending resignation or termination of employment of any such officer);

                  [i] any mortgage, pledge, transfer of a security interest in, or lien, created by Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

                  [j] any declaration, setting aside or payment of any dividend or other distribution of Company's assets in respect of any of Company's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Company;

                  [k] to the best of Company's knowledge, any other event or condition of any character that might materially and adversely affect the business, properties, prospects or financial condition of Company (as such business is presently conducted and as it is presently proposed to be conducted); or

                  [l] any agreement or commitment by Company to do any of the things described in this Section 5.11.

                  5.12     Title to Property and Assets; Leases.

                  [a] Company owns no real property in fee simple. Section 5.12 of the Disclosure Letter sets forth a complete and accurate list and description of all the real property that Company leases. Company is not bound or committed to make any capital improvement or expenditure with respect to its owned or leased real property.

                  [b] Except as set forth in Section 5.12 of the Disclosure Letter, the Company has good, valid and marketable title to all the personal and mixed, tangible and intangible properties and assets which it purports to own, free and clear of all liens, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever, except for liens for current taxes not yet due and payable. With respect to the property and


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         assets that it leases, Company is in compliance with such leases and, to Company's best knowledge, holds a valid leasehold interest, free and clear of any liens, claims and encumbrances. All properties and assets of Company are in the possession or control of Company, and no other person is entitled to possession of any such properties and assets.

                  5.13 Legal Proceedings. Except as set forth in Section 5.13 of the Disclosure Letter, there are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to Company's best knowledge, threatened against or affecting Company against any asset, interest or right of Company or which questions the validity of the transactions contemplated by this Agreement and Company does not know of any facts which may constitute a basis therefor.

                  5.14 Environmental Matters. Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety (the "Environmental Laws"), and, to Company's best knowledge, no material expenditures are required to be made by Company in order to comply with any of the Environmental Laws.

                  5.15 Licenses and Permits; Compliance with Laws. Company holds all franchises, permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are material to the operation of Company's business and is in compliance with the terms thereof. Company has complied with and is not in any default under (and has not been charged with or received notice with respect to, nor is threatened with or under investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failures to comply.

                  5.16 Employee Benefit Plans. Except as set forth in Section
5.16 of the Disclosure Letter, Company has no employee benefit plans including any profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Company (collectively "Benefit Plans"), or any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding between Company and any officer, director or employee of Company. Company has delivered or made available to each Investor true, complete and correct copies of each Benefit Plan, or, in the case of any unwritten Benefit Plans, descriptions thereof. Each Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws.

                  5.17     Labor Relations.


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                           [a] Company is in compliance in all material respects
         with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health;

                           [b] There is no unfair labor practice charge or complaint or any other matter against or involving Company pending or, to Company's best knowledge, threatened before the National Labor Relations Board, any other agency or any court of law;

                           [c] There is no labor strike, dispute, slowdown or stoppage actually pending or, to Company's best knowledge, threatened against Company;

                           [d] Company is not a party to or bound by any collective bargaining agreement or any similar labor union arrangement; and

                           [e] There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, color, religion, national origin, sexual preference, disability, handicap or veteran status) pending or, to Company's best knowledge, threatened, before the Equal Employment Opportunity Commission or any federal, state or local agency or court against Company. There have been no governmental audits of the equal employment opportunity practices of Company and, to Company's best knowledge, no basis for any such claim exists.

                  5.18 Insurance. Section 5.18 of the Disclosure Letter sets forth a list of all insurance policies, including property, casualty, liability and other insurance maintained with respect to the assets and business of Company. Company is not liable for any material retroactive premium adjustments with respect to any of its insurance policies or bonds. All such policies and bonds are legal, valid and enforceable and in full force and effect and Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy or received any notice of premium increases or cancellations with respect to any of such policies and bonds. Company believes the amount and type of Company's insurance coverage is adequate for Company's business and is consistent with good business practice.

                  5.19 Tax Matters. Company has timely filed or caused to be filed all federal, state, foreign and local income, franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, employment and other tax returns, tax information returns and reports ("Tax Returns") required to be filed and all such Tax Returns were correct and complete in all respects. Company has paid, or made adequate provisions for the payment of, all taxes, duties or assessments of any nature whatsoever, interest payments, penalties and additions (whether or not reflected in the returns as filed) due and payable (and/or properly accruable for all periods ending on or before the date of this Agreement) to any city, county, state, foreign country, the United States or any other taxing authority. There are no security interests on any of the assets of Company that

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arise in connection with any failure (or alleged failure) to pay any tax.
Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. No material deficiencies for any taxes have been proposed, asserted or assessed against Company that are not adequately reserved for.

                  5.20 Related Party Transactions. Except as set forth in
Section 5.20 of the Disclosure Letter, no employee, officer or holder of Company's capital stock or member of his or her immediate family is indebted to Company, nor is Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Company, and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of Company). To the best of Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Company has a business relationship, or any firm or corporation that competes with Company, except that employees, stockholders, and officers of Company and members of their immediate families may own stock in publicly traded companies that may compete with Company.

                  5.21 Brokers' and Finders' Fees. Company has not employed any broker, finder or financial advisor or incurred any liability for fees or commissions payable to any broker, finder or financial advisor in connection with the negotiations relating to or the transactions contemplated by this Agreement.

                  5.22 Registration Rights. Except for the Registration Rights Agreement dated as of April 3, 1998 between Company and Investor, as amended by that certain Letter Agreement dated July 17, 1998 among Company, Investor and the Company=s common shareholders (the "Registration Rights Agreement"), Company is presently not under any obligation and has not granted any rights to register under the Securities Act any of its outstanding securities or any of its securities that may be subsequently issued.

                  5.23 Small Business Concern. Company, together with any "affiliates" (as that term is defined in Section 121.103 of Title 13 of the Code of Federal Regulations), is a "small business concern" within the meaning of the Small Business Investment Act of 1958, as amended (the "SBIA"), and the regulations thereunder, including Section 121.301 of Title 13 of the Code of Federal Regulations. Company does not presently engage in, and it shall not hereafter engage in, any activities, nor shall it use, directly or indirectly, the proceeds from the sale of the Series B Preferred Stock hereunder for any purpose for which a small business investment company is prohibited from providing funds by the SBIA and the Regulations thereunder.

                  5.24 Intellectual Property. Schedule 5.24 sets forth a complete and correct list of all intellectual property, including, without limitation, trademarks, service marks, patents, copyrights and applications used in the conduct of the business of the Company other than commercially


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available software programs. There is no complaint, action or proceeding before any court pending or, to the Company=s knowledge, threatened against the Company asserting that the Company=s use of any intellectual property infringes the rights of any third party or otherwise contesting the Company=s rights with respect to any intellectual property, and there is no basis for such assertion or contest. To the Company=s knowledge, no third party is infringing on the Company=s rights with respect to its intellectual property.

                  5.25 Material Facts. Company has provided Investor with all the information reasonably available to it that Investor have requested for deciding whether to purchase the Series B Preferred Stock. This Agreement and the documents or written statements furnished by Company to Investor in connection with the transactions contemplated hereby, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         6. Representations and Warranties of Investor. Investor hereby represents and warrants to Company as of the date hereof and as of the date of each issuance of Series B Preferred Stock, as follows:

                  6.1 Authorization; Binding Agreement. This Agreement has been duly authorized, executed and delivered by Investor and constitutes the legal, valid and binding obligation of Investor enforceable against it in accordance with its terms.

                  6.2 Investment Representations. Investor is acquiring the Series B Preferred Stock and the Common Shares issuable upon conversion thereof (collectively the "Securities") solely for its own account as principal, for investment purposes only and not with a view to resale or distribution thereof in whole or in part, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the Securities. Except for the members of Investor, no other person has a direct or indirect beneficial interest in the Securities to be acquired by Investor hereunder and Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person, with respect to any of the Securities.

                  6.3 Accredited Investor; Residence. Investor is a resident of Kentucky and is an "accredited investor" as such term is defined under Regulation D of the Securities Act.

                  6.4 Receipt of Information; Restricted Securities. Investor acknowledges that the Securities are not being and will not be registered under the Securities Act or the securities laws of any other jurisdiction in reliance on exemptions thereunder. The Securities have not been and will not be approved or disapproved by the Securities and Exchange Commission or any other governmental authority or agency of any jurisdiction. Investor represents that it has had an opportunity to ask questions and receive answers from Company regarding the terms and conditions of the offering of the Series B Preferred Stock and the business, properties, prospects, and financial condition of Company and to obtain additional information (to the extent Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to such Investor or to which such Investor had access. Investor's representations under this Section 6, however, shall not limit or modify the representations and warranties of Company in Section 5 of this Agreement or the right of Investor to rely thereon.

                  6.5 Investment Experience. Investor is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage or development and acknowledges that Investor is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Series B Preferred Stock.

         7. Survival of Representations and Warranties. All representations and warranties contained in this Agreement by any party to this Agreement and any certificate or other instrument delivered by or on behalf of any party pursuant to this Agreement shall be continuous and shall survive the Closing and the issuance of all shares of Company's capital stock as contemplated hereunder. Each party shall have the right to rely on each other party's representations and warranties made herein, notwithstanding any investigation conducted by such party.

         8.       Indemnification.

                  8.1 Indemnification by Company. Company shall indemnify and reimburse Investor for any and all claims, losses, liabilities, damages (including, without limitation, fines, penalties, and criminal or civil judgments and settlements), costs (including, without limitation, court costs) and expenses (including, without limitation, attorneys' and accountants' fees) suffered or incurred by Investor and any successors or assigns thereto, as a result of, or with respect to:

                           [a] Any breach or inaccuracy of any representation or warranty of Company set forth in Section 5;

                           [b] Any breach of or noncompliance by Company with any covenant or agreement of Company contained in this Agreement; and

                           [c] any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to any of the foregoing.

                  8.2 Indemnification by Investor. Investor shall indemnify and reimburse Company for any and all claims, losses, liabilities, damages (including, without limitation, fines, penalties, and criminal or civil judgments and settlements), costs (including, without limitation, court costs) and expenses (including, without limitation, attorneys' and accountants' fees) suffered or incurred by Company or any successors or assigns thereto as a result of, or with respect to:

                           [a] Any breach or inaccuracy of any representation or warranty of Investor set forth in Section 6;

                           [b] Any breach of or noncompliance by Investor with any covenant or agreement of Investor contained in this Agreement; and

                           [c] any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to any of the foregoing.

         9. Covenants of Company. Company hereby covenants and agrees as follows:

                  9.1 Redemption Rights. At any time and from time to time from and after September 1, 2003 but prior to the Company's completed firmly underwritten initial public offering, Investor shall have the right and option to sell to Company, and Company shall buy, Investor's shares of capital stock of Company (the "Put") at a price per share (the "Put Purchase Price") equal to the greater of (a) the initial purchase price per share of Investor's shares, plus accrued but unpaid dividends through the date of the Put Closing (as defined below), or (b) the fair market value per share (without application of any discount for lack of marketability or minority position) as determined by a qualified, independent appraiser experienced in valuation of shares of companies similar to Company (the "Qualified Appraiser") acceptable to both Company and Investor. If Investor and Company are unable to agree upon a Qualified Appraiser, each of them shall separately designate a Qualified Appraiser. Such Qualified Appraisers shall jointly designate a definitive Qualified Appraiser, and such definitive Qualified Appraiser's determination shall be the fair market value of Investor's shares of Company stock and shall be conclusive and binding upon the parties. The fees and expenses of the definitive Qualified Appraiser shall be borne equally by Company and Investor. The closing (the "Put Closing") shall take place at a time and place mutually agreed upon by Investor and Company on or before the 180th day after written notice of exercise of the Put is given to Company by Investor, or if Investor and Company shall not agree on the time and place, the Put Closing shall take place at the principal office of Company in Louisville, Kentucky at 10:00 a.m. on the 180th day after written notice of exercise is given, unless such day is a Saturday, Sunday or holiday, in which case it shall occur on the next business day. The Put Purchase Price shall be paid in cash at the Put Closing.

                  9.2 Reservation of Shares. On and after the Closing Date, Company will reserve and keep reserved at all times sufficient Common Shares for issuance upon conversion of the Series B Preferred Stock pursuant to Paragraph B.4(a) of Article IV of the Company's Certificate of Incorporation. Immediately prior to the occurrence of any event that would cause the number of Common Shares into which the Series B Preferred Stock would be convertible to be determined in accordance with Paragraph B.4(b) of Article IV of the Company's Certificate of Incorporation, the Company shall take any and all actions necessary to permit such conversion. Upon conversion of any shares of Series B Preferred Stock, Company will promptly issue and deliver the Common Shares required to be delivered.

                  9.3 Use of Proceeds. The proceeds from the sale of the Series B Preferred Stock pursuant to this Agreement shall be used by Company for working capital or for any other purpose approved by the Board of Directors of the Company.

                  9.4 Prohibited Matters. From and after the date hereof, Company shall not, without the consent of the holders of the majority of the then outstanding Series A Preferred Stock and Series B Preferred Stock voting together as a single class:

                  [a] Effect any transaction that results in a change of control of the Company;

                  [b] Materially change the nature of the Company's business;

                  [c] Effect a liquidation, dissolution, merger or sale of the Company or sell substantially all of its assets;

                  [d] Amend its certificate of incorporation or bylaws;

                  [e] Redeem or pay any dividend or distribution on its common stock;

                  [f] Issue any class or series of equity securities or equivalents thereof except pursuant to a management stock option plan approved by the Board of Directors of Company or upon conversion of the Series A Preferred Stock or the Series B Preferred Stock;

                  [g] Repay any shareholder loans;

                  [h] Except as set forth in Section 9.4 of the Disclosure Letter, engage in any transactions with "affiliates", which for the purposes of this Agreement, shall mean (i) any director or officer of Company or holder of Company's capital stock, (ii) any person or entity, directly or indirectly, controlling, controlled by or under common control with any such person or entity, and (iii) in the case of a natural person, members of his or her immediate family or a trust for their benefit; or

                  [i] Take any other actions that would materially affect the holders of the Series A Preferred Stock or the Series B Preferred Stock.

         10. Public Statements. Neither Company nor Investor shall, without the prior written approval of the other parties hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement. Investor and Company may disclose information with respect to the transaction contemplated hereby to their respective employees, agents, consultants and third parties only to the extent such persons have a need to know such information.

         11. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be mailed by first class, registered, or certified mail, postage prepaid, or sent via overnight courier service, or delivered personally:

         If to Investor, to:                    Broadband Solutions II, LLC
                                                Attention:  David A. Jones, Jr.
                                                1850 National City Tower
                                                101 South Fifth Street
                                                Louisville, KY  40202

         With a copy to:                        Patrick W. Mattingly, Esq.
                                                Wyatt, Tarrant & Combs
                                                2800 Citizens Plaza
                                                Louisville, KY  40202

         If to Company, to:                     High Speed Access Corp.
                                                Attention:  W. Kent Oyler, III
                                                Suite 210
                                                1000 West Ormsby Avenue
                                                Louisville, KY  40210

         With a copy to:                        John Hundley, Esq.
                                                High Speed Access Corp.
                                                Suite 210
                                                1000 West Ormsby Avenue
                                                Louisville, KY  40210

or to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with this section shall be deemed given when mailed, and notices sent by overnight courier service shall be deemed given when placed in the hands of a representative of such service.

         12. Parties in Interest; Assignment. Except as otherwise provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties to this Agreement shall bind and inure to the benefit of their respective heirs, executors, successors, and assigns, whether so expressed or not. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement is not assignable and any purported assignment shall be null and void.

         13. Construction; Governing Law. The section headings contained in this Agreement are inserted as a matter of convenience and shall not affect in any way the construction of the terms of this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Kentucky as applied to agreements among Kentucky residents entered into and performed entirely within Kentucky.

         14. Entire Agreement; Amendment and Waiver. This Agreement, including the Disclosure Letter and Exhibits hereto, constitutes and contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes any prior writing by the parties. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Company and Investor (or its permitted assigns). Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities, and Company.

         15. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

         16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

         17. Expenses. Company agrees, upon consummation of the transactions contemplated by this Agreement, to pay all reasonable legal and out-of-pocket expenses incurred by Investor in connection with this Agreement and the transactions contemplated hereunder, including, without limitation all fees and expenses of Wyatt, Tarrant & Combs, in connection with this Agreement and the transactions contemplated hereunder.

         18. Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement the prevailing party shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

         19. Rights of Investor. Each holder of Series B Preferred Stock (and Common Shares issued upon conversion thereof) shall have the absolute right to exercise or refrain from exercising any right or rights that such holder may have by reason of this Agreement or any Series B Preferred Stock, including without limitation the right to consent to the waiver of any obligation of Company under this Agreement and to enter into an agreement with Company for the purpose of modifying this Agreement or any agreement effecting any such modification, and such holder shall not incur any liability to any other holder or holders of Series B Preferred Stock (or Common Shares issued upon conversion thereof) with respect to exercising or refraining from exercising any such right or rights.



                (remainder of this page left intentionally blank)

                  IN WITNESS WHEREOF, Company and Investor have caused this Agreement to be executed as of the day and year first written above.

                                    "COMPANY"

                                    HIGH SPEED ACCESS CORP.


                                    By: /s/ W. Kent Oyler, III
                                       ________________________________

                                    Title: CEO
                                          _______________________________



                                   "INVESTOR"

                                   BROADBAND SOLUTIONS II, LLC



                                   By: /s/ David A. Jones, Jr.
                                      ________________________________

                                   Title: Member
                                          ______________________________

                                  AMENDMENT TO
             SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT


                  THIS AMENDMENT TO SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT ("Amendment") is dated as of the 25th day of November, 1998 by and between HIGH SPEED ACCESS CORP., a Delaware corporation (the "Company") and BROADBAND SOLUTIONS II, LLC, a Kentucky limited liability company ("Broadband").

                                   WITNESSETH:

         WHEREAS, the Company and Broadband are parties to a Series B Convertible Preferred Stock Purchase Agreement (the "Agreement") dated as of September 1, 1998; and

         WHEREAS, the Agreement provides that it may be amended with the consent of the Company and Broadband; and

         WHEREAS, the Company and Broadband desire to amend the Agreement.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Company and Broadband do hereby agree as follows:

         1. Amendment. Section 9.4 of the Agreement is hereby amended to read in its entirety as follows:

         9.4 Prohibited Matters.

                           [1] From and after the date hereof, Company shall
                  not, without the consent of the holders of a majority of each class or series of the then outstanding Preferred Stock voting as a separate class or series (with each share having one vote):

                                    (a) Effect a liquidation or dissolution or
                  winding up of business or a substantial change in the nature of Company's business;

                                    (b) Amend the Amended Certificate or the
                  Bylaws, except for an amendment to the Amended Certificate to increase the number of authorized Common Shares in connection with a (x) Qualified Public Offering, or (y) stock option plans approved by the Board of Directors of Company (such increase not to exceed in the aggregate 3,000,000 shares) or
                  (z) an issuance upon conversion of the Preferred Stock;

                                    (c) Redeem or pay any dividend or
                  distribution on the Common Shares or any capital stock of Company ranking junior to the Series A Preferred

                  Stock and, if ranking pari passu, without redeeming and or paying an equal dividend on the Series B Preferred Stock;

                                    (d) Issue any class or series of equity
                  securities or additional shares of existing classes or series, or equivalents thereof or rights convertible thereinto or exchangeable therefor except (i) pursuant to employee or director stock option plans approved by the Board of Directors of Company, any such issuances in this subsection (i) not to exceed in the aggregate 3,000,000 shares, (ii) upon conversion of the Preferred Stock, (iii) in a Qualified Public Offering, or (iv) pursuant to the exercise of Warrants;

                                    (e) Repay or make any shareholder loans
                  except as set forth in Section 9.5 of the Disclosure Letter;

                                    (f) Except for (x) transactions in the
                  ordinary course of business between Company and its officers, directors and employees relating to compensation (such amount to be commercially reasonable and generally consistent with the Business Plan), (y) transactions pursuant to the Systems Agreements and any amendments, extensions, revisions or other agreements made pursuant thereto, or (z) as set forth in
                  Section 5.20 of the Disclosure Letter, engage in any transactions with "affiliates", which for the purposes of this
                  Section 9.4[1](f) only shall mean (A) any director or officer of Company or holder of Company's capital stock, (B) any person or entity, directly or indirectly, controlling, controlled by or under common control with any such person or entity, and (C) in the case of a natural person, members of his or her immediate family or a trust for their benefit;

                                    (g) Effect any transaction, including,
                  without limitation, the issuance of any shares of stock or rights to acquire shares of stock, which would result in a change in ownership of more than fifty percent (50%) of Company's outstanding Common Shares on an as-if fully converted basis, except for a Qualified Public Offering, or effect any merger or sale of Company or substantially all its assets;

                                    (h) Acquire any assets not in the ordinary
                  course or capital stock, partnership, membership or any other equity interest, or any interest convertible thereinto or exchangeable therefor, in any entity for a purchase price in excess of $2.5 million, or engage in more than one of any of such transactions for an aggregate purchase price in excess of $7.5 million; or

                                    (i) Take any other action that, individually
                  or together with any other action, would materially and adversely affect the holders of the Preferred Stock, it being acknowledged that a Qualified Public Offering shall not materially and adversely affect the holders of the Preferred Stock.

                           [2] Notwithstanding the provisions of Section 9.4[1]
                  above:

                                    (a) In the event there has been one or more
                  transfers by Broadband (defined as Broadband Solutions, LLC ("Broadband I") and Broadband Solutions II, LLC ("Broadband II") considered together) of more than, in the aggregate, 30% of the Preferred Stock owned by Broadband immediately after giving effect to the Closing (and, if and when purchased, any shares of Series C Preferred Stock purchased by Broadband subsequent to the Closing, in the aggregate, less any shares of Preferred Stock transferred to non-Affiliates of Broadband prior to the purchase of such shares of Series C Preferred Stock), to one or more non-Affiliates of Broadband I or Broadband II, then Company shall no longer require the consent of the holders of the majority of the Series A Preferred Stock to effect any of the "prohibited matters" referred to in
                  Section 9.4[1]. For purposes of this paragraph, any transfer by Broadband I or Broadband II to River Cities Capital Fund ("River Cities") shall not constitute a transfer to a non-Affiliate of Broadband I or Broadband II if River Cities grants an irrevocable proxy to Broadband to vote on all matters, but any subsequent transfer by River Cities (other than to its partners and so long as they grant a proxy to Broadband) shall constitute a transfer, unless such subsequent transferee is an Affiliate of Broadband.

                                    (b) In the event that there has been one or
                  more transfers by Investor of more than, in the aggregate, 30% of the Preferred Stock owned by Investor immediately after giving effect to the Closing (and, if and when purchased, any shares of Series C Preferred Stock purchased by Investor subsequent to the Closing, in the aggregate, less any shares of Preferred Stock transferred to non-Affiliates of Investor prior to the purchase of such shares of Series C Preferred Stock), to one or more non-Affiliates of Investor, then Company shall not require the consent of holders of the majority of shares of any class or series of Preferred Stock controlled by Investor to effect any of the "prohibited matters" referred to in Section 9.4[1].

                           [3] For the purposes of this Section 9.4, unless
                  otherwise provided in this Section 9.4, an Affiliate shall mean [i] with respect to Broadband, any entities or persons controlling, controlled by or under common control with Broadband I or Broadband II or any or all of its members, each existing as of the date hereof, directly or indirectly, either individually or as a group, or any member of Broadband I or Broadband II, each existing as of the date hereof, or such person's lineal descendants, ancestors or spouses of any of them, or a trust or family limited partnership or any estate or tax planning vehicle established for it or their benefit, and [ii] with respect to Investor, any entities or persons controlled, directly, by Paul G. Allen, or any entities or persons in which Paul G. Allen holds or owns an equity investment of not less than One Hundred Million Dollars ($100,000,000) in value.

         2. Capitalized terms used in Section 1 of this Amendment shall have the meanings ascribed to them in the Series B Convertible Preferred Stock Purchase Agreement between the Company and Vulcan Ventures, Incorporated dated as of November 25, 1998.

         3. Except as amended hereby, the provisions of the Agreement shall remain in full force and effect, unmodified and unrevoked.

              IN WITNESS WHEREOF, the Company and Broadband have executed this Agreement as of the date and year first above written.

                                   HIGH SPEED ACCESS CORP.


                                   By: /s/ John G. Hundley
                                       -----------------------------------------

                                   Title: Assistant Secretary/General Counsel
                                          --------------------------------------



                                   BROADBAND SOLUTIONS II, LLC


                                   By: /s/ Robert Saunders
                                       -----------------------------------------

                                   Title: Member
                                          --------------------------------------